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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation (SM)                          CONTACT:  Natalie S. Hairston
                                                                  (281) 821-3200


                 ENGLOBAL CORPORATION ANNOUNCES YEAR-END RESULTS

HOUSTON, March 30, 2005 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today reported record revenue and net income for its sixth consecutive year. For the fiscal year ended December 31, 2004, net income increased to $2.4 million, or 10 cents per basic share, compared to net income of $2.2 million, or 9 cents per basic share, for the prior year. During 2004, the Company increased its total revenue 20.3% to $148.9 million in 2004 from $123.7 million in 2003.

Revenue, gross profit and selling, general and administrative expenses ("SG&A") recognized from acquisitions during the first 12 months of their operation within ENGlobal is categorized as "Acquisition" activity. Revenue from acquired companies accounted for 7.0% of total revenue, increasing 447% to $10.4 million in revenue in 2004 from $1.9 million in revenue in 2003. The Company generated gross profits from acquisitions of $1.7 million in 2004, an increase of 689.2% from 2003.

Total SG&A expenses increased 13.4% to $14.1 million in 2004 from $12.4 million in 2003. SG&A expenses not directly related to acquisitions remained approximately level from 2003 and 2004, and decreased as a percentage of total revenue. The change in working capital was also favorable, increasing to $14.5 million on December 31, 2004, as compared to $6.5 million on December 31, 2003.

The Company also reported that overall gross profit increased to $18.6 million in 2004 from $17 million in 2003. Gross profit from engineering labor increased 8.1% to $14.8 million in 2004 from $13.7 million in 2003. As one measure of the Company's internal growth, labor-based revenue, without the addition of revenue from acquisitions, totaled $85.9 million, $77.5 million and $69.2 million in 2004, 2003 and 2002, respectively.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 will be filed with the Securities and Exchange Commission on or before March 31, 2005 reflecting these results.


About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries, and provides services and products that support the advanced automation and environmental technology fields. The Company, with its


                                    ~ more ~

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           600 Century Plaza Drive o Suite 140 o Houston, Texas 77073
                                www.ENGlobal.com

ENGlobal Corporation Press Release
March 30, 2005
Page 2


subsidiaries, now employs over 1,400 employees in 12 offices and occupies over 300,000 square feet of office and manufacturing space. In 2004, the Company was named the fastest growing engineering firm in the United States by ZweigWhite. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

                              FINANCIAL HIGHLIGHTS
                              --------------------
                      (in thousands, except per share data)

                                                      Years Ended December 31
                                                      -----------------------
                                                          2004       2003
                                                        --------   --------

     Revenue                                            $148,888   $123,719
     Net Income                                            2,364      2,157

     Working Capital                                    $ 14,503   $  6,505
     Property and Equipment, net                           5,262      4,302
     Total Assets                                         57,261     42,530
     Long-term Debt, net of current portion               15,585      7,506
     Long-term Capital Leases, net of current portion          0         12
     Stockholders' Equity                               $ 20,051   $ 18,175
                                                        --------   --------

     Basic and diluted earnings per share:
     -------------------------------------
        Net income per share (basic and diluted)             .10        .09
                                                        --------   --------

        Weighted average number of shares
              outstanding (basic)                         23,455     23,301
                                                        ========   ========
        Weighted average number of shares
              outstanding (diluted)                       23,786     23,734
                                                        ========   ========


Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2004, Form 10-Q's for the quarters ended September 30, 2004, June 30, 2004, and March 31, 2004, current Forms 8-K, and other SEC filings. In addition, the information contained in this press release is also subject to the risk factors identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

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